Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 76 to the Registration Statement No. 033-06516 of the Securities Act of 1933 and Post-Effective Amendment No. 78 to the Registration Statement No. 811-04707 of the Investment Company Act of 1940 on Form N-1A of our report dated October 24, 2006 relating to the financial statements and financial highlights of Fidelity Advisor Series II, including Fidelity Advisor Short Fixed-Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended August 31, 2006.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
October 25, 2006